Exhibit 99.01

221 East Hickory Street
Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	Jennifer Spaude
HickoryTech
507-386-3765

HickoryTech Corporation Raises its 2007 Financial Outlook
One-Time Settlement and Business Success Drive Increase

MANKATO, Minn., July 17, 2007 —  HickoryTech Corporation (NASDAQ:  HTCO), today announced an increase to its previously released financial guidance for fiscal 2007.  As reported on the HickoryTech first quarter fiscal 2007 earnings conference call held on May 3, 2007, the company disclosed 2007 financial guidance for net income in the range of $5.9 to $6.4 million.   Due to increasing business success coupled with the $1.9 million pre-tax settlement recently announced with a large interexchange carrier (see SEC filing dated June 11, 2007), the company is raising its expectation of annual net income to a range of $7.7 to $8.3 million for 2007.  Additionally, HickoryTech is lowering its 2007 guidance for outstanding debt to a range of $135 to $137 million from the reported range of $137 to $139 million.

“We are pleased with our continued financial success and year-end outlook,” said John Finke, president and chief executive officer.  “Our success in both the Enventis and Telecom sectors, coupled with the one-time financial benefit received from an interexchange carrier settlement positions us well to deliver on our increased earnings expectations for 2007.”

The Company will release its second quarter 2007 earnings on July 31 and host its quarterly earning conference call and webcast on Aug. 1.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network.  The company is in its 110th year of operation and has approximately 400 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

HickoryTech Forward-looking Statement

This release may contain forward-looking statements that are based upon management’s current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release and we assume no obligation to revise or update any such forward looking statement to reflect any event or circumstance after the date of this release. Actual results and the timing of events could differ materially from current expectations.

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